EXHIBIT 99.2

                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 and 1995



List of Financial Statements



       Independent Auditors' Report

       Balance Sheets - December 31, 1997 and 1996

       Statements of Operations-Years Ended December 31, 1997, 1996 and 1995

       Statements of Changes in Partners' Capital-Years Ended December 31,
         1997, 1996 and 1995

       Statements of Cash Flows-Years Ended December 31, 1997, 1996 and 1995

       Notes to Financial Statements






To the Partners
Minneapolis Business Parks Joint Venture
Greenville, South Carolina



                          Independent Auditors' Report


We have audited the accompanying balance sheets of Minneapolis Business Parks Joint Venture (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minneapolis Business Parks Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                        /s/ Imowitz Koenig & Co., LLP
                                            Certified Public Accountants

New York, N.Y.
February 12, 1998


                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                                 BALANCE SHEETS
                                 (in thousands)

                                                                          December 31,
                                                                      1997            1996
Assets
  Cash and cash equivalents                                         $ 2,751         $ 1,543
  Receivables and other assets                                          650             507

  Investment Properties:
    Land                                                              4,523           4,523
    Building and related personal property                           16,184          16,035
                                                                     20,707          20,558
    Less accumulated depreciation                                    (5,777)         (5,196)
                                                                     14,930          15,362

                                                                    $18,331         $17,412

Liabilities and Partners' Capital

  Accrued expenses and other liabilities                            $   167         $   176

Partners' Capital:
  Century Pension Income Fund XXIII                                  12,299          11,668
  Century Pension Income Fund XXIV                                    5,865           5,568
    Total partners' capital                                          18,164          17,236

                                                                    $18,331         $17,412

                 See Accompanying Notes to Financial Statements


                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                      Years Ended December 31,
                                               1997         1996          1995
Revenues:
  Rental income                               $3,052       $3,000        $2,833
  Other income                                   138          136            48
Total revenues                                 3,190        3,136         2,881

Expenses:
  Operating                                    1,676        1,593         1,521
  General and administrative                       5           16             8
  Depreciation                                   581          593           604
Total expenses                                 2,262        2,202         2,133

Net income                                    $  928       $  934        $  748

Allocation of net income:
 Century Pension Income Fund XXIII            $  631       $  635        $  509
 Century Pension Income Fund XXIV                297          299           239

                                              $  928       $  934        $  748

                 See Accompanying Notes to Financial Statements



                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (in thousands)

                                                    Century Pension       Century Pension
                                                   Income Fund XXIII      Income Fund XXIV       Total
Partners' capital at December 31, 1994               $11,548              $5,512             $17,060
  Net income for the year ended
    December 31, 1995                                    509                 239                 748

  Distributions to partners                           (1,024)               (482)             (1,506)

Partners' capital at December 31, 1995                11,033               5,269              16,302
  Net income for the year ended
    December 31, 1996                                    635                 299                 934

Partners' capital at December 31, 1996                11,668               5,568              17,236
  Net income for the year ended
    December 31, 1997                                    631                 297                 928

Partners' capital at December 31, 1997               $12,299              $5,865             $18,164

                 See Accompanying Notes to Financial Statements



                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                    Years Ended December 31,
                                                                   1997       1996       1995
Cash Flows From Operating Activities:
Net income                                                       $  928    $  934    $   748
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation                                                    581       593        604
    Amortization                                                     71        84         79
    Change in accounts:
       Receivables and other assets                                (214)     (155)      (167)
       Accrued expenses and other liabilities                        (9)       19          6
 Net cash provided by operating activities                        1,357     1,475      1,270

Cash Flows From Investing Activities:
 Property improvements and replacements                            (149)      (91)      (253)
 Cash used in investing activities                                 (149)      (91)      (253)

Cash Flows From Financing Activities:
  Joint venture partners' distributions paid                         --        --     (1,506)
  Cash used in financing activities                                  --        --     (1,506)

Net increase (decrease) in Cash and Cash Equivalents              1,208     1,384       (489)

Cash and Cash equivalents at Beginning of Year                    1,543       159        648
Cash and Cash equivalents at End of Year                         $2,751    $1,543    $   159

                 See Accompanying Notes to Financial Statements



                    MINNEAPOLIS BUSINESS PARKS JOINT VENTURE
                         Notes to Financial Statements
                               December 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Minneapolis Business Parks Joint Venture (the "Partnership") is a general partnership organized in 1987 under the laws of the State of California to acquire three business parks in Minnesota. The General Partners are Century Pension Income Fund XXIII ("XXIII") and Century Pension Income Fund XXIV ("XXIV"), California limited partnerships which are affiliated through their General Partners.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

Leases: The Partnership leases certain commercial space to tenants under various lease terms. The leases are accounted for as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

Some of the leases contain stated rental increases during their term. For leases with fixed rental increases, rents are recognized on a straight-line basis over the terms of the lease. This straight-line basis recognized approximately $23,000 and $96,000 more in rental income than was collected in 1997 and 1996, respectively. This amount will be collected in future years as cash collections under the terms of the leases exceed the straight-line basis of revenue recognition.

For all other leases, minimum rents are recognized over the terms of the leases.

Investment Properties: Investment properties are stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Depreciation: Depreciation is computed by the straight-line method over estimated useful lives ranging from five to thirty-nine years for buildings and improvements and related personal property.

Deferred Leasing Commission: Leasing commissions are deferred and amortized over the lives of the related leases, which range from one to eleven years. At December 31, 1997 and 1996, deferred leasing commissions totaled $452,000 and $418,000 and accumulated amortization totaled $221,000 and $221,000, respectively.

Net Income Allocation: Net income is allocated based on the ratio of each partner's capital contribution to the Joint Venture.

Income Taxes: Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

Reclassification: Certain reclassifications have been made to the 1996 and 1995 balances to conform to the 1997 presentation.

NOTE B - RELATED PARTY TRANSACTIONS

During 1995, the Partnership paid an affiliate of the general partner a $33,000 fee relating to a successful real estate tax appeal on Alpha and Westpoint
Business Center joint venture properties.   These fees were allocated 68% to
XXIII and 32% to XXIV, in accordance with the Partnership Agreement.

NOTE C - MINIMUM FUTURE RENTAL REVENUES

Minimum future rental revenues from operating leases having non-cancelable lease terms in excess of one year at December 31, 1997, are as follows:

                 1998                 $ 2,467
                 1999                   1,906
                 2000                   1,285
                 2001                     799
                 2002                     393
              Thereafter                  303

                Total                 $ 7,153


Amortization of deferred leasing commissions totaled $62,000, $84,000 and $79,000 for the years ended December 31, 1997, 1996, and 1995, respectively.


NOTE D - REAL ESTATE AND ACCUMULATED DEPRECIATION
(dollar amounts in thousands)

                                              Initial Cost to Partnership
                                                           Buildings and        Net Cost Capitalized
                                                         Related Personal       (removed) Subsequent
       Description          Encumbrances    Land            Property              to Acquisition
Alpha Business Center       $     --       $3,199          $ 6,735                 $606

Plymouth Service                  --          475            2,306                  (40)

Westpoint Business                --        1,166            5,987                  273

Total                        $    --       $4,840          $15,028                 $839

                                 Gross Amount at Which Carried
                                     at December 31, 1997

                                           Buildings
                                          and Related                 Accumulated       Year of         Date of     Depreciable
        Description           Land     Personal Property   Total      Depreciation     Construction    Acquisition   Life-Years
Alpha Business Center       $3,002           $ 7,538      $10,540       $2,730          1979           5/87        5-39 Years

Plymouth  Service              419             2,322        2,741          793          1979           5/87        5-39 Years

Westpoint Business           1,102             6,324        7,426        2,254          1979           5/87        5-39 Years

Total                       $4,523           $16,184      $20,707       $5,777



Reconciliation of Real Estate and Accumulated Depreciation (in thousands)

Real Estate:
                                                  Years Ended December 31,
                                           1997            1996          1995

Balance at beginning of year             $20,558         $20,467        $20,214
Property improvements                        149              91            253
Balance at end of year                   $20,707         $20,558        $20,467

Accumulated Depreciation:

Balance at beginning of year             $ 5,196         $ 4,603        $ 3,999
Additions charged to expense                 581             593            604
Balance at end of year                   $ 5,777         $ 5,196        $ 4,603


The aggregate cost of the real estate for Federal income tax purposes at December 31, 1997 and 1996, is approximately $22,040,000 and $21,891,000, respectively. Accumulated depreciation for Federal income tax purposes at December 31, 1997 and 1996, is approximately $5,004,000 and $4,496,000, respectively.